Exhibit 10.4
EXECUTION COPY
FIRST AMENDMENT
Dated as of December 19, 2007
to
SERIES A PREFERRED STOCK PURCHASE AGREEMENT
DATED AS OF MARCH 14, 2007
     THIS FIRST AMENDMENT TO SERIES A PREFERRED STOCK PURCHASE AGREEMENT (this “Amendment”) is entered into as of this 19th day of December, 2007 among XStream Systems, Inc., a Delaware corporation (“Company”), the investors identified as “Original Series A Investors” on Appendix I-B hereto and the investors identified as “New Series B Investors” on Appendix I-B hereto (together with the Original Series A Investors, the “Second Closing Investors”).
WITNESSETH:
     WHEREAS, the Company and the Original Series A Investors, among others, are parties to a certain Series A Preferred Stock Purchase Agreement dated as of March 14, 2007 (the “Series A Preferred Stock Purchase Agreement”), which they desire to amend in order to provide for, among other things, (i) the amendment of the terms of the Series A Redeemable Convertible Preferred Stock, $.0001 par value per share of the Company, (ii) the issuance, as provided herein, of shares of Series B Redeemable Convertible Preferred Stock, $.0001 par value per share of the Company, along with warrants to purchase common stock of the Company, to the Second Closing Investors and (iii) the possible issuance, as provided herein, of shares of Series C Redeemable Convertible Preferred Stock, $.0001 par value per share of the Company, along with warrants to purchase common stock of the Company, to certain of the Second Closing Investors;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties to this Amendment hereby agree as follows:
     1. Amendments to the Series A Preferred Stock Purchase Agreement. The Series A Preferred Stock Purchase Agreement shall be amended as follows:
     (a) Section 1.1 of the Series A Preferred Stock Purchase Agreement shall be amended as follows:
     (i) to delete the existing definitions of the terms “Additional Preferred Stock,” “Additional Preferred Shares,” “Certificate of Designations” and “Defaulted Shares”; and
     (ii) to amend the existing definitions of the terms “Business Plan,” “Common Stock,” “Conversion Common Shares,” “Investors,” “Registration Rights Agreement,” “Restricted Securities,” “Series A Preferred Shares,” “Series A Preferred Stock,” “Shareholders Agreement” and “Transaction Documents” to read in their entirety as follows:

     “Business Plan” means the Company’s Business Plan dated December 5, 2007, a copy of which has been provided to each Investor.
     “Common Stock” means the common stock, $.0001 par value per share of the Company.
     “Conversion Common Shares” means (i) the Common Stock issued or issuable upon conversion or redemption of the Preferred Stock, (ii) the Common Stock issued or issuable upon the exercise of the Warrants and (iii) any Common Stock issued or issuable with respect to the securities referred to in clauses (i) or (ii) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reincorporation. For purposes of this Agreement, any Person who holds Preferred Stock or Warrants shall be deemed to be the holder of the Conversion Common Shares obtainable upon conversion of the Preferred Stock or exercise of the Warrants, regardless of any restriction or limitation on the conversion of the Preferred Stock or exercise of the Warrants; such Conversion Common Shares shall be deemed to be in existence; and such Person shall be entitled to exercise the rights of a holder of Conversion Common Shares hereunder. As to any particular Conversion Common Shares, such shares shall cease to be Conversion Common Shares when they have been (x) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (y) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 under the Securities Act (or any similar provision then in force) or (z) repurchased by the Company.
     “Investors” means the First Closing Investors and the Second Closing Investors.
     “Registration Rights Agreement” means the Original Registration Rights Agreement, as amended by the First Amendment to Registration Rights Agreement.
     “Restricted Securities” means (i) the Preferred Stock issued hereunder, (ii) the Common Stock issued upon conversion or redemption of the Preferred Stock, (iii) the Warrants issued hereunder, (iv) the Common Stock issued upon exercise of the Warrants and (v) any securities issued with respect to the securities referred to in clauses (i), (ii), (iii) or (iv) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reincorporation. As to any particular Restricted Securities, such securities shall cease to be Restricted Securities when they have been (a) effectively registered under the Securities Act and disposed of in accordance with the registration statement covering them, (b) distributed to the public through a broker, dealer or market maker pursuant to Rule 144 (or any similar provision then in force) under the Securities Act or become eligible for sale pursuant to Rule 144(k) (or any similar provision then in force) under the Securities Act or (c) otherwise transferred and new certificates for them not bearing the Securities Act legend prescribed by Section 6.3 have been delivered by the Company in accordance with Section 6.4. Whenever any particular securities cease to be Restricted Securities, the holder thereof shall be entitled to receive from the Company, without being charged therefor by the Company, new securities of like tenor not bearing a Securities Act legend of the character prescribed by Section 6.3.
     “Series A Preferred Shares” means shares of Series A Preferred Stock.
     “Series A Preferred Stock” means the Series A Redeemable Convertible Preferred Stock, $.0001 par value per share of the Company.
     “Shareholders Agreement” means, as the context may require, the Original Shareholders Agreement or the Amended and Restated Shareholders Agreement.
     “Transaction Documents” means this Agreement, the Shareholders Agreement, the Registration Rights Agreement, the Series B Warrant Agreement, the Series C Warrant Agreement and each of the other agreements, documents and instruments expressly contemplated hereby and thereby.
     (iii) to add the following definitions:
     “Amended and Restated Shareholders Agreement” means the Amended and Restated Securityholders Agreement to be dated as of the Second Closing Date among the Company, the Investors and the other parties thereto, the form of which is attached as Exhibit K.
     “Debenture Holder” has the meaning set forth in Section 2.5.
     “Debenture Holder Investors” means the Debenture Holders who are listed on Appendix I-B as a New Series B Investor and become a party to this Agreement in accordance with Section 2.5.
     “Equity Participation Investor” means each Second Closing Investor for whom “Cash” or “Notes” is specified opposite such Second Closing Investor’s name in the column labeled “Form of Consideration” on Appendix I-B hereto as the form of consideration to be used to pay the amount of the purchase price set forth opposite such Second Closing Investor’s name in the column labeled “Purchase Price for Series B Units to be purchased at Second Closing” on Appendix I-B hereto.
     “Equity Participation Period” has the meaning set forth in Section 3.5(a).
     “Equity Participation Closing” has the meaning set forth in Section 3.5(b).
     “Exercise Notice” has the meaning set forth in Section 3.5(a).

     “First Amendment to Registration Rights Agreement” means the First Amendment to Registration Rights Agreement dated as of the date of the Second Closing among the Company and the Investors, the form of which is attached as Exhibit L.
     “First Closing Investors” means the Investors listed on Appendix I-A.
     “New Series B Investors” means the Persons identified as such on Appendix I-B.
     “Original Certificate of Designations” means the Certificate of Designations relating to the Series A Preferred Stock, filed with the Delaware Secretary of State on March 14, 2007 in connection with the First Closing.
     “Original Registration Rights Agreement” means the Registration Rights Agreement dated as of March 14, 2007 among the Company, the Original Series A Investors and the other parties thereto, the form of which is attached as Exhibit C.
     “Original Series A Investors” means the Persons identified as such on Appendix I-B.
     “Original Shareholders Agreement” means the Shareholders Agreement dated as of March 14, 2007 among the Company, the Original Series A Investors and the other parties thereto.
     “Preferred Stock” means shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.
     “Pro Rata Share” means, with respect to a Second Closing Investor, the result obtained by dividing the number of Series B Units purchased by such Second Closing Investor by the aggregate number of Series B Units purchased by all Second Closing Investors.
     “Second Closing Investors” means the Persons listed on Appendix I-B.
     “Series A Certificate of Designations” means the Amended and Restated Certificate of Designations relating to the Series A Preferred Stock, substantially in the form attached as Exhibit A-1.
     “Series B Certificate of Designations” means the Certificate of Designations relating to the Series B Preferred Stock, substantially in the form attached as Exhibit A-2.
     “Series B Preferred Shares” means shares of Series B Preferred Stock.
     “Series B Preferred Stock” means the Series B Redeemable Convertible Preferred Stock, $.0001 par value per share of the Company.

     “Series B Unit” means one Series B Preferred Share and five (5) Series B Warrants.
     “Series B Warrant” means a warrant to purchase one share of Common Stock in the form attached as Exhibit A to the Series B Warrant Agreement.
     “Series B Warrant Agreement” means the Warrant Agreement dated as of the Second Closing Date in substantially the form attached hereto as Exhibit I under which the Series B Warrants will be issued.
     “Series C Certificate of Designations” means the Certificate of Designations relating to the Series C Preferred Stock, substantially in the form attached as Exhibit A-3.
     “Series C Preferred Shares” means shares of Series C Preferred Stock.
     “Series C Preferred Stock” means the Series C Redeemable Convertible Preferred Stock, $.0001 par value per share of the Company.
     “Series C Purchaser” has the meaning set forth in Section 3.5(a).
     “Series C Unit” means one Series C Preferred Share and five (5) Series C Warrants.
     “Series C Warrant” means a warrant to purchase one share of Common Stock in the form attached as Exhibit A to the Series C Warrant Agreement.
     “Series C Warrant Agreement” means the Warrant Agreement dated as of the Second Closing Date in substantially the form attached hereto as Exhibit J under which the Series C Warrants will be issued.
     “Warrant” means any of, and “Warrants” means all of, the Series B Warrants and the Series C Warrants.
     (b) Sections 2.1, 2.2, 2.3, 2.4 and 2.5 of the Series A Preferred Stock Purchase Agreement shall be amended to read in their entirety as follows:
     2.1 Authorization of Preferred Shares. (a) Prior to the First Closing, the Company authorized (i) the issuance and sale to the Investors of an aggregate of up to 2,250,000 Series A Preferred Shares having the rights and preferences set forth in the Original Certificate of Designations, and (ii) the reservation for issuance of 2,250,000 shares of Common Stock upon conversion or redemption of the Series A Preferred Shares.
     (b) Prior to the Second Closing, the Company shall authorize (i) the issuance and sale to the Second Closing Investors of an aggregate of up to 1,450,000 Series B Preferred Shares having the rights and preferences set forth in the Series B Certificate of Designations, (ii) the reservation for issuance of an additional 1,450,000 shares of Common Stock upon conversion or redemption of such Series B Preferred Shares and (iii) the reservation for issuance of an additional 7,250,000 shares of Common Stock upon exercise of the Series B Warrants.
     (c) Prior to the Second Closing, the Company shall authorize (i) the issuance and sale of an aggregate of up to 1,000,000 Series C Preferred Shares having the rights and preferences set forth in the Series C Certificate of Designations in connection with the exercise by the Equity Participation Investors of their rights under Section 3.5, (ii) the reservation for issuance of an additional 1,000,000 shares of Common Stock upon conversion or redemption of such Series C Preferred Shares and (iii) the reservation for issuance of an additional 5,000,000 shares of Common Stock upon exercise of the Series C Warrants.
     (d) Upon delivery of its executed counterpart to this Agreement in accordance with Section 4.2(b), each of the Original Series A Investors consents to the issuance by the Company of, and waives its preemptive rights in respect of, the Series B Preferred Stock and the Series C Preferred Stock.
     2.2 Purchase and Sale of Preferred Shares. (a) Subject to the terms and the conditions set forth herein, and in reliance upon the representations and warranties of the Company and the First Closing Investors set forth herein or in any certificate or other document delivered pursuant hereto, the Company issued, sold and delivered to each First Closing Investor, free and clear of all Liens (except as set forth in the Registration Rights Agreement and the Shareholders Agreement), and each First Closing Investor purchased at the First Closing, the number of Series A Preferred Shares set opposite such First Closing Investor’s name in the column labeled “Series A Preferred Shares purchased at the First Closing” on Appendix I-A from the Company at a purchase price of $3.7999696 per share.
     (b) Subject to the terms and the conditions set forth herein, and in reliance upon the representations and warranties of the Company and the Second Closing Investors set forth herein or in any certificate or other document delivered pursuant hereto, the Company shall issue, sell and deliver to each Second Closing Investor, free and clear of all Liens (except as set forth in the Registration Rights Agreement and the Shareholders Agreement), and each Second Closing Investor shall purchase at the Second Closing, the number of Series B Units set opposite such Second Closing Investor’s name in the column labeled “Series B Units to be purchased at the Second Closing” on Appendix I-B from the Company at a purchase price of $3.00 per Series B Unit, subject to the limitation set forth in Section 2.5 with respect to the Debenture Holder Investors. The Series B Preferred Shares shall accrue dividends from the date of issuance.
     2.3 Closings. (a) The first closing took place at the offices of GY&S, 777 South Flagler Drive, Suite 500-East, West Palm Beach, Florida at 10:00 a.m., local time, on March 14, 2007 (the “First Closing”). The time and date on which the First Closing was held is sometimes referred to herein as the “First Closing Date.”
     (b) The second closing shall take place at the offices of Blank Rome LLP, 1200 North Federal Highway — Suite 417, Boca Raton, Florida at 10:00 a.m., local time, on December 19, 2007, or at such other place or time or on such other date as shall be agreed to by the Company and the Second Closing Investors (the “Second Closing”). The time and date on which the Second Closing is actually held is sometimes referred to herein as the “Second Closing Date.”
     2.4 Delivery of Securities; Payment of Purchase Price. (a) Subject to satisfaction or waiver of the conditions set forth in Article IV, at the First Closing, the Company issued and delivered to each First Closing Investor purchasing Series A Preferred Shares, free and clear of all Liens (except as set forth in the Registration Rights Agreement and the Shareholders Agreement), a stock certificate, duly executed by the Company and registered in the Company’s stock ledger in the name of such First Closing Investor or such First Closing Investor’s nominee, evidencing all of the Series A Preferred Shares purchased by such First Closing Investor at the First Closing. Subject to satisfaction or waiver of the conditions set forth in Article III, as payment in full for the Series A Preferred Shares purchased by a First Closing Investor at the First Closing under this Agreement, and against delivery of the stock certificate therefor as described in this subparagraph (a), such First Closing Investor delivered at the First Closing the amount set opposite such First Closing Investor’s name in the column labeled “Purchase Price for Series A Preferred Shares to be purchased at the First Closing” on Appendix I-A hereto to the account of the Company by wire transfer of immediately payable funds, check or, if specified on Appendix I-A hereto, exchange of outstanding promissory notes issued by the Company (the sum of such amounts being referred to as the “First Purchase Price”).
     (b) Subject to satisfaction or waiver of the conditions set forth in Article IV, at the Second Closing, the Company shall issue and deliver to each Second Closing Investor purchasing Series B Units, free and clear of all Liens (except as set forth in the Registration Rights Agreement and the Shareholders Agreement), (i) a stock certificate, duly executed by the Company and registered in the Company’s stock ledger in the name of such Second Closing Investor or such Second Closing Investor’s nominee, evidencing all of the Series B Preferred Shares being purchased by such Second Closing Investor at the Second Closing and (ii) a warrant certificate, duly executed by the Company and registered in the Company’s ledger in the name of such Second Closing Investor or such Second Closing Investor’s nominee, evidencing all of the Series B Warrants being purchased by such Second Closing Investor at the Second Closing. Subject to satisfaction or waiver of the conditions set forth in Article III, as payment in full for the Series B Units being purchased by a Second Closing Investor at the Second Closing under this Agreement, and against delivery of the stock and warrant certificates therefor as described in this subparagraph (b), such Second Closing Investor shall deliver at the Second Closing the amount set opposite such

Investor’s name in the column labeled “Purchase Price for Series B Units to be purchased at the Second Closing” on Appendix I-B hereto to the account of the Company by wire transfer of immediately payable funds, check or, if “Debentures” or “Notes” is the form of consideration specified in the column labeled “Form of Consideration” on Appendix I-B hereto, cancellation of outstanding debentures or promissory notes issued by the Company (the sum of such amounts being referred to as the “Second Purchase Price”).
     2.5 Debentures. Subject to the conditions of this Section 2.5, the Parties have agreed that Persons listed in Appendix III (each, a “Debenture Holder”) may become parties to this Agreement as “New Series B Investors” for the purpose of purchasing Series B Units at the Second Closing on the terms, and subject to the conditions, specified in this Agreement. The Company shall provide written notice to each Debenture Holder, at such Debenture Holder’s address listed on Appendix III, as to (i) the date scheduled for the Second Closing, (ii) the opportunity for such Debenture Holder to become a party to this Agreement as a “New Series B Investor” in accordance with this Section and (iii) the manner and deadline for accepting such opportunity (as described in the next sentence). If any such Debenture Holder shall determine to become a party to this Agreement as a “New Series B Investor,” then such Debenture Holder shall, on or prior to the scheduled date for the Second Closing, authorize the Company to cancel its original debenture by delivering (1) its executed counterpart to this Agreement whereby such Debenture Holder (i) agrees to observe and to be bound by, and to be entitled to the rights provided by, this Agreement as if such Debenture Holder were named herein originally as a “New Series B Investor,” (ii) confirms the aggregate consideration to be paid by such Debenture Holder for Series B Units at the Second Closing by tendering an equivalent principal amount of the debentures identified opposite such Debenture Holder’s name on Appendix III (but excluding any warrants associated with the tendered principal amount of debentures), (iii) confirms such Debenture Holder’s agreement to deliver the agreed portion of the tendered principal amount of the debentures at the Second Closing against the delivery of the Series B Units at a purchase price of $3.00 per Series B Unit, (2) its executed joinder to the Amended and Restated Shareholders Agreement and (3) its executed counterpart to the First Amendment to Registration Rights Agreement. Notwithstanding the foregoing, the ability of the Debenture Holders to become a party to this Agreement shall be limited to no more than $1,450,000 aggregate principal amount of debentures of all such Debenture Holders so electing to participate, with the right of the Company in its sole discretion to allocate among such Debenture Holders as necessary in order to meet such limitation.
     (c) Sections 3.2, 3.3 and 3.4 of the Series A Preferred Stock Purchase Agreement shall be amended to read in their entirety as follows:
     3.2 Second Closing. The obligation of a Second Closing Investor to purchase Series B Units at the Second Closing is subject to the fulfillment to the satisfaction of such Second Closing Investor, at or prior to the Second Closing of each of the following conditions:
     (a) Each of the representations and warranties of the Company contained in Article VII shall be true, correct and complete in all material respects on and as of the Second Closing Date as though then made, except for such representations and warranties which expressly speak as of a certain date, which representations and warranties shall be true, correct and complete in all material respects as of the date specified;
     (b) All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company on or prior to, or in connection with, the Second Closing Date shall have been performed or complied with;
     (c) No Event of Noncompliance (as defined in Series A Certificate of Designations), or event which with notice or lapse of time or both would constitute such an event, shall have occurred;
     (d) Since October 31, 2007 (the date of the most recent financial statements provided to the Second Closing Investors), there shall not have been any effect, change or development that, individually or in the aggregate with such other effects, changes or developments, has had, or could reasonably be expected to have, a Material Adverse Effect;
     (e) The Company shall have performed and operated its business in accordance with the Business Plan, and in addition shall have satisfied the following milestones:
     (i) At least eight (8) prototype units of the XT250 shall have been manufactured and built by the Company and/or its third party manufacturer, Kimball Electronics Group, Inc.;
     (ii) At least three (3) field test units of the XT250 shall have been installed and in operation at major distributors and/or customers, including the U.S. Drug Enforcement Agency, Intelligent Decisions and Remetronix;
     (iii) Final, operable versions of the mechanical, hardware and software designs of the XT250 production unit shall have been formally released by the Company and delivered to Kimball Electronics Group, Inc.;
     (iv) The Company shall have obtained necessary approval relating to the XT250 from the Federal Communications Commission;
     (v) The Company shall have developed and deployed a customer field service team reasonably capable of supporting the number of XT250 production units sold and delivered to customers, or reasonably anticipated to be sold and delivered to customers by December 31, 2007;
     (vi) Completion of the planned MRI Phase 2 testing in a manner that satisfies the objectives set forth on Appendix IV attached hereto;
     (f) The Debenture Holder Investors shall, subject to the limitation set forth in Section 2.5, have authorized the cancellation of their debentures by delivering their counterpart signature page to this Agreement, their executed joinder to the Amended and Restated Shareholders Agreement and their executed counterpart to the First Amendment to Registration Rights Agreement; provided that holders of a minimum of $1,225,000 of aggregate face principal amount of debenture shall have either so authorized the cancellation of their debentures or shall have shall have agreed to extend the maturity date of their debentures to December 31, 2009 and to change the interest rate thereon to 8% per annum;
     (g) Each Second Closing Investor who is a holder of the notes issued by the Company maturing on December 31, 2007 shall have authorized the cancellation of their notes by delivering their counterpart signature page to this Agreement, their joinder to the Amended and Restated Shareholders Agreement and their executed counterpart to the First Amendment to Registration Rights Agreement; and
     (h) The Company shall have delivered to Sidley Austin LLP each of the following:
     (i) copy of the Certificate of Incorporation, as amended, certified as of a recent date by the Secretary of State of Delaware, including evidence of the filing of the Series A Certificate of Designations relating to the Series A Preferred Stock, the Series B Certificate of Designations relating to the Series B Preferred Stock and the Series C Certificate of Designations relating to the Series C Preferred Stock;
     (ii) certificates of good standing and certificate of status of the Company, as applicable, issued as of a recent date by the Secretaries of State of Delaware and Florida;
     (iii) certificate of the Chief Executive Officer or the President of the Company, dated the Second Closing Date, to the effect that the conditions specified in Sections 3.2(a) through 3.2(e) have been satisfied fully;
     (iv) certificate of the Secretary or an Assistant Secretary of the Company, dated the Second Closing Date, in form and substance reasonably satisfactory to Sidley Austin LLP, as to: (1) no amendments to the Certificate of Incorporation since the date of certification referenced in subparagraph (i) above; (2) the By-laws; and (3) the resolutions duly adopted by the Board and shareholders authorizing and approving, as appropriate, the execution, delivery and performance of this Agreement and each of the Transaction Documents to which the Company is a party and the transactions contemplated hereby and thereby, including the authorization, issuance, sale and delivery of the Series B Units and the Series C Units and the reservation for issuance of the Conversion Common Shares;
     (v) stock certificates, duly executed by the Company and registered in the names of the Second Closing Investors (or their nominees) for the respective number of Series B Preferred Shares set forth on Appendix I-B, except, in the case of the Debenture Holder Investors, subject to any allocation by the Company as permitted by Section 2.5;
     (vi) its executed counterpart to this Agreement;
     (vii) the Series B Warrant Agreement, duly executed by the Company, together with Warrant Certificates (as defined in the Series B Warrant Agreement), duly executed by the Company and registered in the names of the Second Closing Investors (or their nominees) for the respective number of Warrants set forth on Appendix I-B, except, in the case of the Debenture Holder Investors, subject to any allocation by the Company as permitted by Section 2.5);
     (viii) the Series C Warrant Agreement, duly executed by the Company;
     (ix) the Amended and Restated Shareholders Agreement, duly executed by the Company and the New Series B Investors, together with satisfactory evidence that such amendment and restatement has been approved by the holders of at least a majority of the outstanding shares of Common Stock on a fully-diluted basis, including a majority of the Series A Preferred Stock voting as a separate class and on a fully-diluted and as converted basis;
     (x) the First Amendment to Registration Rights Agreement, duly executed by the Company, First Closing Investors who hold a majority of the Registrable Securities (as defined the Original Registration Rights Agreement) and the Second Closing Investors;
     (xi) legal opinion of Blank Rome LLP, counsel for the Company, dated the Second Closing Date, addressed to the Second Closing Investors and substantially in the form attached hereto as Exhibit H; and
     (xii) such other documents, instruments, approvals or opinions relating to the transactions contemplated by this Agreement as the Second Closing Investors or Sidley Austin LLP may reasonably request.

     3.3 Waiver. (a) Any condition specified in this Article III may be waived by an Investor if consented to in writing by such Investor; provided, however, that in the event that an Investor declines to waive a condition specified in this Article III (a “Non-Participating Investor”), the Company and the remaining Investors may elect to proceed with the First Closing or the Second Closing, as the case may be, with the aggregate number of Series A Preferred Shares purchased and sold on the First Closing Date or the aggregate number of Series B Units to be purchased and sold on the Second Closing Date, as the case may be, being reduced by the number of Series A Preferred Shares or Series B Units that otherwise would have been purchased by the Non-Participating Investor, as set forth on Appendix I-A or Appendix I-B, as the case may be; provided that the remaining Investors may, in their sole discretion, elect to purchase, pro rata or otherwise, the Series A Preferred Shares or Series B Units, as the case may be, that otherwise would have been purchased by the Non-Participating Investor; and the Non-Participating Investor shall be deemed removed from this Agreement and all other Transaction Agreements, if such non-participation occurs at the First Closing, and the Non-Participating Investor shall be deemed removed from the Second Closing, if such non-participation only occurs at the Second Closing.
     (b) In the event that (i) either or both of the conditions specified in Sections 3.1(a) or 3.1(b) is waived in writing by an Investor in connection with the First Closing or (ii) either or both of the conditions specified in Sections 3.2(a) or 3.2(b) is waived in writing by an Investor in connection with the Second Closing, such waiver shall serve as a waiver of such Investor’s (but not any other Investor’s) rights or remedies against the Company for any claims or losses based solely on such waived condition not being satisfied at the applicable Closing, but shall not constitute a waiver by such Investor of any rights or remedies accruing to such Investor thereafter.
     3.4 Default by an Investor. [Omitted].
     (d) Section 3.5 shall be added to the Series A Preferred Stock Purchase Agreement as follows:
     3.5 Equity Participation Right. (a) During the period from December 19, 2007 until (and including) October 19, 2008 (the “Equity Participation Period”), each Equity Participation Investor shall have the right (but not the obligation) to purchase from time to time during the Equity Participation Period up to such Equity Participation Investor’s Pro Rata Share of up to 1,000,000 Series C Units at a purchase price of $3.00 per Series C Unit. If an Equity Participation Investor shall desire to exercise the right granted by this Section 3.5, such Equity Participation Investor shall notify the Company in writing of such exercise within the Equity Participation Period, which notice (an “Exercise Notice”) shall specify the number of Series C Units that such Equity Participation Investor intends to purchase and the name(s) in which the securities constituting the Series C Units are to be issued. Each Equity Participation

Investor who submits an Exercise Notice to the Company in accordance with this Section 3.5(a) is referred to herein as a “Series C Purchaser.”
     (b) In the event that the Company receives one or more Exercise Notices during a calendar month, it shall schedule a closing for the purchase and sale of all Series C Units covered by such Exercise Notices as of the first business day of the month immediately following the receipt of such notices or on such other date as the Series C Purchasers who sent such Exercise Notices and the Company shall mutually agree (each such date, an “Equity Participation Closing”). The Company shall not be obligated to schedule more than one Equity Participation Closing in any calendar month. At each such scheduled Equity Participation Closing:
     (i) the Company shall issue and deliver to each Series C Purchaser (x) a certificate for the number of shares of Series C Preferred Stock purchased by such Series C Purchaser, issued as directed by such Series C Purchaser, and a certificate for the number of Series C Warrants purchased by such Series C Purchaser, issued as directed by the Series C Purchaser, (y) a certificate of the Secretary, or an assistant secretary, of the Company substantially in the form of the certificate described in Section 3.2(h)(iv), but dated as of the date of such Equity Participation Closing of the issuance of such Series C Units, and (z) an opinion of Blank Rome LLP substantially similar to the form of the opinion attached hereto as Exhibit H, but revised to address the issuance of the Series C Units; and
     (ii) each Series C Purchaser shall deliver the purchase price for the Series C Units to be purchased by such Series C Purchaser at such Equity Participation Closing.
     (e) Section 4.2 of the Series A Preferred Stock Purchase Agreement shall be amended to read in its entirety as follows:
          4.2 Second Closing. The obligation of the Company to issue, sell and deliver the Series B Preferred Shares at the Second Closing is subject to the fulfillment to the reasonable satisfaction of the Company at or prior to the Second Closing of the following conditions:
          (a) The Second Closing Investors shall have delivered the Second Purchase Price in accordance with Section 2.4(b);
          (b) Each Second Closing Investor shall have delivered its executed counterpart signature page to this Agreement;
          (c) The Amended and Restated Shareholders Agreement, duly executed by the New Series B Investors and the holders of at least a majority of the outstanding shares of Common Stock on a fully-diluted basis, including a majority of the Series A Preferred Stock voting as a separate class and on a fully-diluted and as converted basis;

          (d) The First Amendment to Registration Rights Agreement, duly executed by a majority of the holders of Registrable Securities (as defined the Original Registration Rights Agreement);
          (e) Each of the representations and warranties of the Investors contained in Article VIII shall be true, correct and complete in all material respects on and as of the Second Closing Date as though then made, except for such representations and warranties which expressly speak as of a certain date, which representations and warranties shall be true, correct and complete in all material respects as of the date specified.
     (f) Section 7.4(a) of the Series A Preferred Stock Purchase Agreement shall be amended to read in its entirety as follows:
     (a)(i) As of the First Closing, the authorized capital stock of the Company consisted solely of (1) ten million (10,000,000) shares of Common Stock, of which 1,696,284 shares were issued and outstanding; and (2) three million (3,000,000)             shares of preferred stock, $.0001 par value per share, of which 2,250,000 shares had been designated as Series A Preferred Stock and 962,101 shares were issued and outstanding. The Company had reserved for issuance (x) sufficient shares of Common Stock for issuance upon conversion or redemption of all outstanding or authorized Series A Preferred Shares and (y) 2,100,000 shares of Common Stock upon exercise of options pursuant to its 2004 Stock Option Incentive Plan. Immediately after the First Closing, the capitalization of the Company was as set forth in the Capitalization Schedule attached to Schedule 7.4, which Capitalization Schedule and Schedule 7.4 (A) reflected the capitalization of the Company both on an actual shares outstanding basis and on a fully diluted basis assuming conversion of all convertible securities and the exercise of all outstanding options and warrants and all options reserved for future grant under any stock option plans and (B) set forth (I) each outstanding option, warrant or other right to purchase             shares of capital stock of the Company or any of its Subsidiaries and (II) for each such option, warrant or right, the holder thereof, the date of grant, the exercise price and the number of shares subject thereto.
     (ii) As of the Second Closing and immediately prior to the issuance of any Series B Preferred Stock, the authorized capital stock of the Company shall consist solely of (1) Thirty Million (30,000,000) shares of Common Stock, of which 1,702,156 shares are issued and outstanding; and (2) Six Million (6,000,000) shares of preferred stock, $.0001 par value per share, of which (A) Nine Hundred Sixty Two Thousand One Hundred One (962,101) shares have been designated Series A Preferred Stock and all of which are issued and outstanding, (B) One Million Four Hundred Fifty Thousand (1,450,000) shares have been designated Series B Preferred Stock of which none are issued and outstanding and (C) One Million (1,000,000) shares have been designated as Series C Preferred Stock of which none are issued and outstanding. The Company has reserved for issuance (v) sufficient shares of Common Stock for issuance upon conversion or redemption of all outstanding or authorized Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, (x) 2,100,000 shares of Common Stock upon exercise of options pursuant to its 2004 Stock Option Incentive Plan, (y) Seven Million Two Hundred Fifty Thousand (7,250,000)             shares of Common Stock upon exercise of the Series B Warrants and (z) Five Million (5,000,000) shares of Common Stock upon exercise of the Series C Warrants. Immediately after the Second Closing, the capitalization of the Company shall be as set forth in the Second Closing Capitalization Schedule attached to Schedule 7.4, which Second Closing Capitalization Schedule and Schedule 7.4 (A) reflects the capitalization of the Company both on an actual shares outstanding basis and on a fully diluted basis assuming conversion of all convertible securities and the exercise of all outstanding options and warrants and all options reserved for future grant under any stock option plans and (B) sets forth (I) each outstanding option, warrant or other right to purchase shares of capital stock of the Company or any of its Subsidiaries and (II) for each such option, warrant or right, the holder thereof, the date of grant, the exercise price and the number of  shares subject thereto.
     (g) References to “Series A Preferred Shares” shall be changed to read “Preferred Stock” in each of the following Articles or Sections of the Series A Preferred Stock Purchase Agreement: 5.1, 5.2, 5.4, 5.5, 5.9, 5,11, 5.12 (second sentence only), 5.13, 5.14, 5.17, Article VII (introductory paragraph), 7.1, 7.2, 7.4(b), 7.4(c), 7.4(g), 7.4(h), 7.15, Article VIII, 9.2, 9.3, 9.4 and 9.5.
     (h) Section 9.1 of the Series A Preferred Stock Purchase Agreement shall be amended by inserting the phrase “expire on December 31, 2008” in lieu of the phrase “expire on August 31, 2008”.
     (i) Section 9.7 of the Series A Preferred Stock Purchase Agreement shall be amended to read in its entirety as follows:
     All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, (b) if transmitted by facsimile when confirmation of transmission is received, (c) if sent by registered or certified mail, postage prepaid, return receipt requested, three business days after mailing or (d) if sent by reputable overnight courier service, one business day after delivery to such service; and shall be addressed as follows:
If to the Company, to:
XStream Systems, Inc.
10305 102nd Terrace
Suite 101
Sebastian, FL 32958
Attention: Chief Executive Officer
Facsimile: (772) 589-4622

with a copy to:
Blank Rome LLP
1200 North Federal Highway — Suite 417
Boca Raton, Florida 33432
Attention: Bruce C. Rosetto
Facsimile: (561) 417-8101
     If to any Investor, to such Investor’s address as set forth on Appendix II or, in the case of Investors who were Debenture Holders, Appendix III hereto.
     (j) Appendix I to the Series A Preferred Stock Purchase Agreement shall be amended to rename it “Appendix I-A” and to delete in their entirety the columns labeled “Series A Preferred Shares to be purchased at the Second Closing” and “Purchase Price for Series A Preferred Shares to be purchased at the Second Closing”.
     (k) The Series A Preferred Stock Purchase Agreement is hereby further amended to add Appendix I-B in the form attached to this Amendment as Appendix I-B.
     (l) Appendix II to the Series A Preferred Stock Purchase Agreement shall be amended to read in its entirety as set forth on Appendix II to this Amendment.
     (m) Appendix III to the Series A Preferred Stock Purchase Agreement shall be amended to read in its entirety as set forth on Appendix III to this Amendment.
     (n) Exhibit A to the Series A Preferred Stock Purchase Agreement shall be amended to read in its entirety in the form attached to this Amendment as Exhibits A-1 through A-3.
     (o) Exhibit H to the Series A Preferred Stock Purchase Agreement is hereby amended to read in its entirety in the form attached to this Amendment as Exhibit H.
     (p) The Series A Preferred Stock Purchase Agreement is hereby further amended to add Exhibits I, J, K and L in the respective forms attached to this Amendment as Exhibits I, J, K and L.
     (q) Schedule 7.4 to the Series A Preferred Stock Purchase Agreement is hereby amended to include the Second Closing Capitalization Schedule in the form attached to this Amendment as the “Second Closing Capitalization Schedule.”
     2. Reference to and Effect on Series A Preferred Stock Purchase Agreement; Reaffirmation.
     (a) Upon the effectiveness of this Amendment, each reference in the Series A Preferred Stock Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” “hereby” or words of like import shall mean and be a reference to the Series A Preferred Stock Purchase Agreement as amended hereby, and each reference to the Series

A Preferred Stock Purchase Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Series A Preferred Stock Purchase Agreement shall mean and be a reference to the Series A Preferred Stock Purchase Agreement as amended hereby.
     (b) Except as specifically amended hereby, the Series A Preferred Stock Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not constitute a waiver of any provision contained in the Series A Preferred Stock Purchase Agreement, except as specifically set forth herein.
     3. Execution in Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by and delivered to each of the parties hereto. Delivery of an executed counterpart of a signature page to this Amendment, whether manually executed or a facsimile of a manually executed signature page, shall be as effective as delivery of a manually executed counterpart of this Amendment.
     4. Governing Law. This Amendment and the appendices, exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. In furtherance of the foregoing, the internal law of the State of Florida shall control the interpretation and construction of this Amendment (and all schedules and exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.
     5. Transaction Expenses. Irrespective of whether the Second Closing is consummated, the Company shall pay all costs and expenses that it incurs in connection with the negotiation, execution, delivery and performance of this Amendment and the transactions contemplated hereby. If the Second Closing is consummated, the Company shall pay the reasonable fees (not to exceed $50,000) and expenses of Sidley Austin LLP, special legal counsel to the Original Series A Investors, and the reasonable fees and expenses of Blank Rome LLP, counsel to the Company. In addition, the Company shall reimburse the Investors for reasonable legal expenses incurred in connection with any amendment of, or waiver or consent requested under, this Amendment or any Transaction Document, except for waivers, amendments or consents (a) not originally requested by the Company and (b) not involving a change to or modification of any of the Company’s obligations, covenants or agreements hereunder.
     6. Interpretation.
     (a) Capitalized terms used herein without definition shall have the respective definitions assigned to those terms in the Series A Preferred Stock Purchase Agreement.

     (b) For purposes of this Amendment, (i) the words “include,” “includes” and “including” mean “including without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Amendment as a whole.
     (c) Unless the context otherwise requires, references herein to Sections, Exhibits and Schedules mean the Sections of, and the Exhibits and Schedules attached to, this Amendment. Headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Amendment. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Amendment to the same extent as if they were set forth verbatim herein.
     (d) Each of the parties to this Amendment has had the benefit of counsel in connection with its review and negotiation of this Amendment. Consequently, the parties confirm that this Amendment shall not be construed on the basis of any presumption or rule requiring construction or interpretation against the party drafting an agreement or instrument or causing any agreement or instrument to be drafted.
[signature page follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

XSTREAM SYSTEMS, INC.
By:	/s/ Thomas W. Cook
	Name:	Thomas W. Cook
	Title:	Chairman and CEO
Signature Page to First Amendment to
Series A Preferred Stock Purchase Agreement dated as of March 14, 2007

INVESTOR:

Name:
Signature Page to First Amendment to
Series A Preferred Stock Purchase Agreement dated as of March 14, 2007